Exhibit 99.B(m)(3)(b)

SCHEDULE I

TO THE DISTRIBUTION AND SERVICE PLAN

FOR

CLASS A SHARES OF THE

VICTORY PORTFOLIOS

Dated August 1, 2013

This Plan shall be adopted with respect to Class A Shares of the following series of Victory Portfolios:

	Fund Name	Rate*
1	Victory Diversified Stock Fund	0.25%
2	Victory Floating Rate Fund	0.25%
3	Victory Global Natural Resources Fund	0.25%
4	Victory Harvest Premium Absolute Fund	0.25%
5	Victory Harvest Premium Bond Fund	0.25%
6	Victory Harvest Premium Large Cap Equity Fund	0.25%
7	Victory High Income Municipal Bond Fund	0.25%
8	Victory High Yield Fund	0.25%
9	Victory INCORE Fund for Income	0.25%
10	Victory INCORE Investment Grade Convertible Fund	0.25%
11	Victory INCORE Investment Quality Bond Fund	0.25%
12	Victory INCORE Low Duration Bond Fund	0.25%
13	Victory INCORE Total Return Bond Fund	0.25%
14	Victory Integrity Discovery Fund	0.25%
15	Victory Integrity Mid-Cap Value Fund	0.25%
16	Victory Integrity Small/Mid-Cap Value Fund	0.25%
17	Victory Integrity Small-Cap Value Fund	0.25%
18	Victory Munder Mid-Cap Core Growth Fund	0.25%
19	Victory Munder Multi-Cap Fund	0.25%
20	Victory Munder Small Cap Growth Fund	0.25%
21	Victory NewBridge Large Cap Growth Fund	0.25%
22	Victory RS Growth Fund	0.25%
23	Victory RS Global Fund	0.25%
24	Victory RS International Fund	0.25%
25	Victory RS Investors Fund	0.25%
26	Victory RS Large Cap Alpha Fund	0.25%
27	Victory RS Mid Cap Growth Fund	0.25%
28	Victory RS Partners Fund	0.25%
29	Victory RS Science and Technology Fund	0.25%
30	Victory RS Select Growth Fund	0.25%
31	Victory RS Small Cap Equity Fund	0.25%
32	Victory RS Small Cap Growth Fund	0.25%
33	Victory RS Value Fund	0.25%
34	Victory S&P 500 Index Fund	0.15%
35	Victory Sophus Emerging Markets Fund	0.25%
36	Victory Sophus Emerging Markets Small Cap Fund	0.25%
37	Victory Special Value Fund	0.25%
38	Victory Strategic Allocation Fund	0.25%
39	Victory Strategic Income Fund	0.25%
40	Victory Sycamore Established Value Fund	0.25%
41	Victory Sycamore Small Company Opportunity Fund	0.25%
42	Victory Tax-Exempt Fund	0.25%
43	Victory Trivalent Emerging Markets Small-Cap Fund	0.25%
44	Victory Trivalent International Fund-Core Equity	0.25%
45	Victory Trivalent International Small-Cap Fund	0.25%

*Expressed as a percentage per annum of the average daily net assets of each Fund attributed to its Class A Shares.

As of December 5, 2018	VICTORY PORTFOLIOS

	By:	/s/ Christopher K. Dyer
		Name:	Christopher K. Dyer
		Title:	President

VICTORY CAPITAL ADVISERS, INC.

	By:	/s/ Peter Scharich
		Name:	Peter Scharich
		Title:	President